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                                                                  EXHIBIT (a)(7)

                         FORM OF SUMMARY ADVERTISEMENT

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated August 1, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Schroder & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                         REGENCY HEALTH SERVICES, INC.

                                      AT

                             $22.00 NET PER SHARE

                                      BY

                           SUNREG ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                          SUN HEALTHCARE GROUP, INC.

  Sunreg Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of Sun Healthcare Group, Inc., a corporation organized and existing under the laws of the State of Delaware ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Regency Health Services, Inc. a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $22.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 1, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger (as defined below).

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON SEPTEMBER 15, 1997 UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO PARENT'S DEBT TENDER OFFERS A MAJORITY IN PRINCIPAL AMOUNT OF EACH OF THE COMPANY'S 12 1/4% SUBORDINATED SECURITIES DUE 2003 (THE "JUNIOR SECURITIES") AND THE COMPANY'S 9 7/8% SENIOR SUBORDINATED SECURITIES DUE 2002 (THE "SENIOR SECURITIES") (THE "TENDER CONDITION") AND (III) VALID CONSENTS HAVING BEEN OBTAINED PURSUANT TO PARENT'S DEBT CONSENT SOLICITATIONS FROM HOLDERS (EXCLUDING THE COMPANY AND ITS AFFILIATES) OF A MAJORITY IN PRINCIPAL AMOUNT AS OF THE APPLICABLE RECORD DATE OF EACH OF THE JUNIOR SECURITIES AND THE SENIOR SECURITIES (THE "CONSENT CONDITION"). THE CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION), INCLUDING THE TENDER CONDITION AND THE CONSENT CONDITION, MAY BE WAIVED BY PURCHASER IN ITS SOLE DISCRETION.

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

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 26, 1997 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the effective time of the Merger, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the election of Parent, if such election would not in any manner adversely affect the Company's stockholders or delay the transactions contemplated by the Merger Agreement, (i) any direct or indirect wholly owned subsidiary of Parent may be substituted for and assume all of the rights and obligations of Purchaser as a constituent corporation in the Merger or (ii) the Company may be merged with and into Purchaser or Parent with Purchaser or Parent, respectively, continuing as the Surviving Corporation with the effects set forth above. In either such event, the parties agree to execute an appropriate amendment to the Merger Agreement in order to reflect the foregoing.

  Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be converted automatically into the right to receive $22.00 in cash, or any higher price that may be paid per Share in the Offer, without interest.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

  The Merger Agreement provides that Purchaser may, with the consent of the Company, extend the Offer, and that Purchaser may, without the consent of the Company, but subject to the terms and conditions of the Merger Agreement, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Common Stock shall not be satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer or in order to obtain any material regulatory approval applicable to the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares.

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

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 29, 1997.

  For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agents and the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agents and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                   The Information Agents for the Offer are:

                 INNISFREE M&A INCORPORATED MORROW & CO., INC.

                         909 Third Avenue, 20th Floor
                              New York, NY 10022
                        Call Toll Free: (800) 566-9061

                    Banks and Brokers Call: (800) 662-5200

                     The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

                               Equitable Center
                               787 Third Avenue
                           New York, New York 10019

                     Phone: (212) 492-6000 (Call Collect)
August 1, 1997

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